Exhibit 99.4

Consent to Use of

Fairness Opinion in S-4

Registration Statement

We hereby consent to the inclusion of and reference to our opinion letter dated October 20, 2003 to the Board of Directors of Docent, Inc. included as Appendix C to the combined Prospectus/Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Docent, Inc. and Click2learn, Inc. and to the references to such opinion in such Prospectus/Proxy Statement under the caption Opinion of Docent’s Financial Advisor. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

C.E. UNTERBERG, TOWBIN

/s/ John C. Pollak
John C. Pollak
Managing Director

November 13, 2003

San Francisco, California